SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)


                               SABA SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    784932105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                     4/6/00
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

                         (Continued on following pages)


                               Page 1 of 16 Pages

----------------------------                        ----------------------------
CUSIP NO. 784932105                   13 G              Page 2 of 16 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SEQUOIA CAPITAL VIII
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3294956
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
            NUMBER OF         5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER.

                                   3,871,375
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,871,375
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,871,375
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 784932105                   13 G              Page 3 of 16 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SEQUOIA INTERNATIONAL TECHNOLOGY PARTNERS VIII
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3294958
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
            NUMBER OF         5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER.

                                   49,115
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   49,115
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     49,115
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 784932105                   13 G              Page 4 of 16 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SEQUOIA INTERNATIONAL TECHNOLOGY PARTNERS VIII (Q)
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3294957
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
            NUMBER OF         5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER.

                                   256,252
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   256,252
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     256,252
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 784932105                   13 G              Page 5 of 16 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SC VIII MANAGEMENT, LLC
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3294955
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
            NUMBER OF         5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER.

                                   4,176,742
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   4,176,742
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,176,742
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 784932105                   13 G              Page 6 of 16 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SEQUOIA CAPITAL FRANCHISE FUND
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3324307
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
            NUMBER OF         5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER.

                                   465,569
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   465,569
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     465,569
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 784932105                   13 G              Page 7 of 16 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SEQUOIA CAPITAL FRANCHISE PARTNERS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3330616
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
            NUMBER OF         5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER.

                                   63,487
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   63,487
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     63,487
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 784932105                   13 G              Page 8 of 16 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SCFF MANAGEMENT, LLC
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3324306
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
            NUMBER OF         5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER.

                                   529,056
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   529,056
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     529,056
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 784932105                   13 G              Page 9 of 16 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     MICHAEL MORITZ
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
            NUMBER OF         5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            202,432
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER.

                                   4,705,798
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   202,432
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   4,705,798
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,908,230
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 784932105                   13 G              Page 10 of 16 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     DOUGLAS LEONE
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
            NUMBER OF         5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            118,563
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER.

                                   4,705,798
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   118,563
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   4,705,798
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,824,361
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 784932105                   13 G              Page 11 of 16 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     MARK STEVENS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
            NUMBER OF         5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            202,432
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER.

                                   4,705,798
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   202,432
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   4,705,798
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,908,230
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 784932105                   13 G              Page 12 of 16 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     THOMAS F STEPHENSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
            NUMBER OF         5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            167,915
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER.

                                   4,705,798
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   167,915
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   4,705,798
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,873,713
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 784932105                   13 G              Page 13 of 16 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     MICHAEL GOGUEN
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
            NUMBER OF         5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            128,236
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER.

                                   4,705,798
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   128,236
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   4,705,798
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,834,034
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 784932105                   13 G              Page 14 of 16 Pages
----------------------------                        ----------------------------


ITEM 1.

     (a) Name of Issuer:                  Saba Software, Inc.

     (b) Address of Issuer's Principal Executive Offices:
                                          2400 Bridge Parkway
                                          Redwood Shores, CA  94065
ITEM 2.

     (a) Name of Persons Filing:

                                          Sequoia Capital VIII ("SC VIII")
                                          SC VIII Management, LLC
                                          Sequoia International Technology
                                            Partners VIII ("SITP VIII")
                                          Sequoia International Technology
                                            Partners VIII Q ("SITP VIII Q")
                                          Sequoia Capital Franchise Fund
                                            ("SCFF")
                                          Sequoia Capital Franchise Partners
                                            ("SCFP")
                                          SCFF Management, LLC
                                          Michael Moritz ("MM")
                                          Douglas Leone ("DL")
                                          Mark Stevens ("MS")
                                          Thomas F. Stephenson ("TFS")
                                          Michael Goguen ("MG")

         SC VIII Management, LLC is the General Partner of SC VIII, SITP VIII and SITP VIII Q. SCFF Management, LLC is the General Partner of SCFF and SCFP. MM, DL, MS, TFS and MG are Managing Members of SC VIII Management, LLC and SCFF Management, LLC.

     (b) Address of Principal Business Office or, if none, Residence:
                                          3000 Sand Hill Road, 4-280
                                          Menlo Park, CA  94025

     (c) Citizenship:   MM, DL, MS, TFS, MG: USA
                        SC VIII Management LLC, SC VIII, SITP VIII, SITP VIII Q,
                        SCFF Management LLC, SCFF, SCFP:  Delaware

     (d) Title of Class of Securities:    Common

     (e) CUSIP Number:                    784932105

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                 NOT APPLICABLE

----------------------------                        ----------------------------
CUSIP NO. 784932105                   13 G              Page 15 of 16 Pages
----------------------------                        ----------------------------


ITEM 4. Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

         Instruction. Dissolution of a group requires a response to this item.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 NOT APPLICABLE


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 NOT APPLICABLE


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                                 NOT APPLICABLE


ITEM 10. CERTIFICATION

     (The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

----------------------------                        ----------------------------
CUSIP NO. 784932105                   13 G              Page 16 of 16 Pages
----------------------------                        ----------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 6, 2001

Sequoia Capital VIII                              Sequoia Capital Franchise Fund
Sequoia International Technology Partners VIII    Sequoia Capital Franchise
Sequoia International Technology Partners VIII Q    Partners

By: SC VIII Management, LLC                       By: SCFF Management, LLC
    A Delaware Limited Liability Company              A Delaware Limited
    General Partner of Each                           Liability Company
                                                      General Partner of Each

By: Managing Members                              By: Managing Members


_______________________________                   ______________________________
Michael Moritz                                    Michael Moritz


_______________________________                   ______________________________
Douglas Leone                                     Douglas Leone


_______________________________                   ______________________________
Mark Stevens                                      Mark Stevens


_______________________________                   ______________________________
Thomas F. Stephenson                              Thomas F. Stephenson


_______________________________                   ______________________________
Michael Goguen                                    Michael Goguen